Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, N.C. 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net

PRESS RELEASE

Polypore Reports Second Quarter 2014 Results

•                  Polypore continues to deliver solid performance and reports Adjusted EPS of $0.35

•                  New vehicle model introductions continue to show promise for additional growth in Electronics and Electric Drive Vehicles (“EDVs”) segment later in 2014 and in 2015

•                  Company completes refinancing and debt reduction in the quarter

CHARLOTTE, N.C. — August 6, 2014 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today reported its financial results for the second quarter ended June 28, 2014.

For the second quarter:

•                  Sales were $166.6 million compared with $168.9 million in the prior-year period. Excluding the effect of foreign currency translation, sales declined $4.3 million, or 3%. Sales grew in all businesses except Electronics and EDVs which declined primarily due to large purchases of separator by LG Chem, Ltd. (“LG’”) of $14.2 million in the second quarter of 2013 prior to the end of our relationship as previously disclosed.

•                  Segment Operating Income was $29.1 million compared with $34.2 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $15.9 million and $0.35 per diluted share, respectively, compared with $16.1 million and $0.35 per diluted share in the prior-year period. In connection with the debt reduction and refinancing that occurred during the quarter, the company recorded approximately $26.0 million of non-recurring costs, partially offset by a $9.6 million associated tax benefit, which resulted in a loss from continuing operations of $4.6 million, or $0.10 per diluted share, compared with income from continuing operations of $12.5 million, or $0.27 per diluted share, in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“Our Separations Media and Transportation and Industrial businesses continue to perform well,” said Robert B. Toth, President and Chief Executive Officer. “In the Electronics and EDVs segment, new vehicle model introductions, as well as input from our customers, suggest higher lithium-ion separator sales beginning in later 2014 and in 2015. Additionally, the recent favorable development in our ceramic coating patent infringement litigation with LG, our licensing agreement with Sumitomo, and our long-term supply agreements with Panasonic and Samsung demonstrate the value of our intellectual property and technology leadership.”

For the six months ended June 28, 2014:

•                  Sales were $327.6 million, compared with $314.8 million (which included $19.7 million of LG purchases) in the first six months of 2013. Excluding the effect of foreign currency translation, sales increased $10.0 million, or 3%.

•                  Segment Operating Income was $58.5 million compared with $58.1 million in the prior-year period.

•                  Adjusted Net Income was $29.6 million, or $0.65 per diluted share, compared with $25.9 million, or $0.55 per diluted share, in the prior-year period. Income from Continuing Operations was $3.8 million, or $0.08 per diluted share, compared with $18.2 million, or $0.39 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $42.2 million in the second quarter of 2014 and $166.0 million for the 12 months ended June 28, 2014.  Adjusted EBITDA, as defined in Polypore’s senior secured credit agreement, is reconciled to Income (Loss) from Continuing Operations in the attached table.

Energy Storage Business

For the second quarter:

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $82.6 million, up 3% compared with $80.4 million in the prior-year period, as higher sales in Asia and Europe were partially offset by lower sales in the Americas.

•                  Segment Operating Income was $17.4 million compared with $16.8 million in the prior-year period, and 21% of sales, similar to the prior-year period.

Electronics and EDVs Segment

•                  Sales of lithium battery separators were $31.7 million, down 25% compared with $42.2 million in the prior-year period. The decrease was primarily associated with LG’s large purchases in the prior year and a decline in consumer electronics, partially offset by meaningful growth with our EDV customers.

•                  Segment Operating Income was $3.8 million compared with $11.2 million in the prior-year period, and 12% of sales compared with 27% in the prior-year period. The decline was due to lower sales.

Separations Media Segment

For the second quarter:

Sales were $52.3 million compared with $46.3 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $4.1 million, or 9%.

•                  Sales of healthcare products were $32.8 million, up 9% compared with $30.0 million in the prior-year period. The increase was primarily associated with higher volumes, as well as the positive effect of foreign currency translation.

•                  Sales of filtration and specialty products were $19.5 million, up 20% compared with $16.3 million in the prior-year period, primarily associated with higher volumes across all major applications, as well as the positive effect of foreign currency translation.

•                  Segment Operating Income was $16.4 million compared with $13.8 million in the prior-year period, and 31% of sales, modestly improved from the prior-year period.

Debt Reduction and Refinancing

On May 8, 2014, Polypore completed a debt reduction and refinancing, using cash and proceeds from our new senior secured credit agreement to repay all outstanding obligations under the Company’s prior senior secured credit agreement and to redeem its 7.5% senior notes.  In connection with the debt reduction and refinancing, the Company recorded approximately $26.0 million of non-recurring costs, including $20.5 million of redemption premiums related to the purchase of the 7.5% senior notes and the write-off of unamortized loan acquisition costs.

Share Repurchase Update

As of June 28, 2014, the Company had repurchased 200,000 shares of common stock at an average share price of $45.86 for a total cost of approximately $9.2 million year-to-date, with 4.3 million shares remaining under its current repurchase authorization of 4.5 million shares.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s second quarter 2014 financial results and business outlook today, Wednesday, August 6, 2014, at 4:45 p.m. Eastern time. The dial-in number for the conference call is (631) 291-4526.  Enter code 66190513.  A replay of the conference call will be available through Wednesday, August 13, 2014 via telephone at (404) 537-3406.  Enter code 66190513. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS (earnings per share) and Segment Operating Income are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our senior secured credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. We define Segment Operating Income as operating income before stock-based compensation and certain non-recurring and other costs. The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income, the reconciliation of Adjusted EBITDA to income (loss) from continuing operations, the reconciliation of Adjusted Net Income to income (loss) from continuing operations, the reconciliation of Adjusted EPS to earnings (loss) per share from continuing operations and the reconciliation of Segment Operating Income to income (loss) from continuing operations before income taxes, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. We use Segment Operating Income to evaluate business segment performance and allocate resources. Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA, as defined in our credit agreement.

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing processes; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions contained in our senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of operations

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$166.6	$168.9	$327.6	$314.8
Cost of goods sold	108.0	108.5	210.4	205.2
Gross profit	58.6	60.4	117.2	109.6
Selling, general and administrative expenses	38.2	32.4	74.4	63.1
Operating income	20.4	28.0	42.8	46.5
Other (income) expense:
Interest expense, net	5.6	9.9	15.2	19.7
Foreign currency and other	(1.7)	(0.3)	(1.0)	0.3
Costs related to purchase of 7.5% senior notes	24.9	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	1.1	—	1.1	—
	29.9	9.6	40.2	20.0
Income (loss) from continuing operations before income taxes	(9.5)	18.4	2.6	26.5
Income taxes	(5.1)	5.7	(1.8)	7.9
Income (loss) from continuing operations	(4.4)	12.7	4.4	18.6
Income (loss) from discontinued operations, net of income taxes	(0.3)	2.9	(0.3)	6.3
Net income (loss)	(4.7)	15.6	4.1	24.9
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.6	0.4
Net income (loss) attributable to Polypore International, Inc.	$(4.9)	$15.4	$3.5	$24.5

Net income (loss) attributable to Polypore International, Inc.:
Income (loss) from continuing operations	$(4.6)	$12.5	$3.8	$18.2
Income (loss) from discontinued operations	(0.3)	2.9	(0.3)	6.3
Net income (loss) attributable to Polypore International, Inc.	$(4.9)	$15.4	$3.5	$24.5

Net income (loss) attributable to Polypore International, Inc. per share - basic:
Continuing operations	$(0.10)	$0.27	$0.09	$0.39
Discontinued operations	(0.01)	0.06	(0.01)	0.14
Net income (loss) attributable to Polypore International, Inc. per share	$(0.11)	$0.33	$0.08	$0.53

Net income (loss) attributable to Polypore International, Inc. per share - diluted:
Continuing operations	$(0.10)	$0.27	$0.08	$0.39
Discontinued operations	(0.01)	0.06	—	0.13
Net income (loss) attributable to Polypore International, Inc. per share	$(0.11)	$0.33	$0.08	$0.52

Weighted average shares outstanding - basic	44,886,206	46,269,885	44,885,467	46,441,603
Weighted average shares outstanding - diluted	44,886,206	46,917,077	45,469,493	47,106,282

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	June 28, 2014	December 28, 2013 (a)
Assets:
Cash and cash equivalents	$37.2	$163.4
Accounts receivable, net	122.6	113.5
Inventories	115.8	113.9
Other	18.7	18.1
Current assets	294.3	408.9

Property, plant and equipment, net	582.5	595.4
Goodwill	444.5	444.5
Intangibles and loan acquisition costs, net	85.6	93.8
Other	7.0	7.6
Total assets	$1,413.9	$1,550.2

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$68.6	$81.0
Income taxes payable	7.6	4.1
Current portion of debt	44.0	16.9
Current liabilities	120.2	102.0

Debt, less current portion	475.0	629.4
Other	192.0	199.2
Shareholders’ equity	626.7	619.6
Total liabilities and shareholders’ equity	$1,413.9	$1,550.2

(a)  Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Six Months Ended
	June 28, 2014	June 29, 2013
Operating activities:
Net income	$4.1	$24.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27.7	28.8
Stock-based compensation	11.5	9.3
Deferred income taxes	(13.0)	(0.7)
Costs related to purchase of 7.5% senior notes	24.9	—
Changes in operating assets and liabilities	(11.9)	4.7
Other	1.2	2.7
Net cash provided by operating activities	44.5	69.7
Investing activities:
Purchases of property, plant and equipment, net	(8.9)	(13.6)
Net cash used in investing activities	(8.9)	(13.6)
Financing activities:
Proceeds from new senior credit agreement	500.0	—
Principal payments in connection with refinancing of senior credit agreement	(273.8)	—
Purchase of 7.5% senior notes	(385.5)	—
Loan acquisition costs	(4.0)	—
Principal payments on debt	(7.5)	(11.3)
Net proceeds from revolving credit facility	19.0	19.2
Repurchases of common stock	(9.5)	(79.9)
Other	1.0	2.4
Net cash used in financing activities	(160.3)	(69.6)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	0.9
Net decrease in cash and cash equivalents	(126.2)	(12.6)
Cash and cash equivalents at beginning of period	163.4	44.9
Cash and cash equivalents at end of period	$37.2	$32.3

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA (1)

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Income (loss) from continuing operations attributable to Polypore International, Inc.	$(4.6)	$12.5	$19.1	$44.8
Add:
Depreciation and amortization expense	13.9	13.6	55.1	53.4
Interest expense, net	5.6	9.9	35.0	38.8
Income taxes	(5.1)	5.7	4.7	18.0
EBITDA	9.8	41.7	113.9	155.0
Adjustments:
Stock-based compensation	6.1	4.8	22.9	17.1
Costs related to purchase of 7.5% senior notes	24.9	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	1.1	—	1.1	—
Foreign currency (gain) loss	(1.7)	(0.3)	(1.0)	1.8
Litigation costs associated with patent enforcement	2.5	0.4	5.4	1.0
Loss on disposal of property, plant and equipment	—	0.9	0.3	1.0
Other non-cash or non-recurring items	(0.5)	—	(1.5)	0.3
Adjusted EBITDA	$42.2	$47.5	$166.0	$176.2

(1)         The Company entered into a new senior secured credit agreement on April 8, 2014.  Adjusted EBITDA for all periods presented is calculated in accordance with the definition of Adjusted EBITDA per the Company’s new credit agreement, which includes an adjustment for litigation costs associated with patent enforcement. Amounts previously reported for the three and twelve months ended June 29, 2013 have been conformed to the current year presentation and the impact on the prior period is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS (1)

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Income (loss) from continuing operations attributable to Polypore International, Inc.	$(4.6)	$12.5	$3.8	$18.2
Adjustments:
Stock-based compensation	6.1	4.8	11.5	9.3
Costs related to purchase of 7.5% senior notes	24.9	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	1.1	—	1.1	—
Foreign currency (gain) loss	(1.7)	(0.3)	(0.8)	0.5
Litigation costs associated with patent enforcement	2.5	0.4	4.1	0.9
Loss on disposal of property, plant and equipment	—	0.9	—	0.8
Other non-cash or non-recurring items	0.1	0.1	0.1	0.6
Impact of adjustments on income taxes	(12.5)	(2.3)	(15.1)	(4.4)
Adjusted net income	$15.9	$16.1	$29.6	$25.9

Net income per share - diluted:
Income (loss) from continuing operations	$(0.10)	$0.27	$0.08	$0.39
Impact of adjustments on income (loss) from continuing operations	0.45	0.08	0.57	0.16
Adjusted earnings per share from continuing operations	0.35	0.35	0.65	0.55
Adjusted earnings per share from discontinued operations	—	0.06	—	0.13
Adjusted earnings per share	$0.35	$0.41	$0.65	$0.68

Weighted average shares outstanding - diluted (2)	45,488,536	46,917,077	45,469,493	47,106,282

(1)          The Company entered into a new senior secured credit agreement on April 8, 2014.  The adjustments used in calculating Adjusted Net Income and Adjusted EPS were modified to be consistent with the adjustments used in calculating Adjusted EBITDA, as defined in the Company’s new credit agreement, which includes an adjustment for litigation costs associated with patent enforcement.  Amounts previously reported for the three and six months ended June 29, 2013 have been conformed to the current year presentation and the impact on the prior period is not significant.

(2)          For the three months ended June 28, 2014, potential common shares for stock options and unvested restricted stock shares that would decrease net loss per common share are antidilutive and excluded from diluted net (loss) per share. For the calculation of adjusted earnings per share, we have included the impact of dilution from stock options and unvested restricted stock shares as measured under the treasury stock method.

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income (Loss) from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Operating income:
Electronics and EDVs	$3.8	$11.2	$6.9	$9.2
Transportation and industrial	17.4	16.8	34.3	33.0
Energy storage	21.2	28.0	41.2	42.2
Separations media	16.4	13.8	34.2	29.3
Corporate and other	(8.5)	(7.6)	(16.9)	(13.4)
Segment operating income	29.1	34.2	58.5	58.1
Stock-based compensation	6.1	4.8	11.5	9.3
Non-recurring and other costs	2.6	1.4	4.2	2.3
Total operating income	20.4	28.0	42.8	46.5
Reconciling items:
Interest expense, net	5.6	9.9	15.2	19.7
Foreign currency and other	(1.7)	(0.3)	(1.0)	0.3
Costs related to purchase of 7.5% senior notes	24.9	—	24.9	—
Write-off of loan acquisition costs and other expenses associated with refinancing of senior credit agreement	1.1	—	1.1	—
Income (loss) from continuing operations before income taxes	$(9.5)	$18.4	$2.6	$26.5